EXHIBIT 10.45

February 25, 2021

Justin Gover

Re:Employment Terms

Dear Justin:

Greenwich Biosciences, Inc. (the “Company”) is pleased to offer you continued employment on the terms and conditions set forth in this offer letter agreement (the “Agreement”), effective as of the date it is signed by you and returned to the Company (the “Effective Date”).  As of the Effective Date, this Agreement supersedes and replaces your offer letter of employment with the Company (formerly known as GW Pharmaceuticals Inc.) dated July 17, 2015, your service agreement with GW Research Limited dated February 26, 2013, as novated to GW Pharmaceuticals plc by means of transfer letter dated July 20, 2015, and any other offer letter or employment agreement or other employment arrangement between you and the Company or GW Pharmaceuticals plc (collectively, the “Prior Agreements”) and that as of the Effective Date any compensation and benefits under such Prior Agreements are hereby extinguished and replaced with the compensation and benefits under this Agreement.

1.Positions and Roles.

(a)Position.  You will continue to serve as an employee of the Company.  As you know, the Company is a wholly owned subsidiary of GW Pharmaceuticals plc (“GW”), and your duties as a Company employee may include providing services to GW and any “Group Member” as defined in the GW Pharmaceuticals plc 2020 Long-Term Incentive Plan as it may be amended from time to time and any successor plan thereto (collectively, the Company, GW, and any Group Member, the “Company Group”), including without limitation, that you will continue to serve as the Chief Executive Officer of GW. During the term of your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company and GW, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

(b)Duties and Location.  You will perform those duties and responsibilities as are customary for the position of Chief Executive Officer and as may be directed by the Board of Directors of GW (the “Board”), to whom you will report.  Your primary office location will be the Company’s offices in Southern California, although you may be asked initially and at other periods to work remotely, including during such times as the Company’s office may be closed due to applicable pandemic-related orders and guidance.  The Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel.

(c)GW Director Role.  As at the date hereof, you are also serving as a member of the Board pursuant to an appointment letter entered into between you and GW.  You will be expected to attend meetings of the Board in person in London, when GW schedules such meetings to occur in person.  Upon termination of your employment hereunder for any reason, unless otherwise agreed to with the Board, you shall immediately resign from your service on the Board and from any and all other positions you hold with the Company, GW and any Group Member (as defined in the GW Pharmaceuticals plc 2020 Long-

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Term Incentive Plan as it may be amended from time to time and any successor plan thereto).  For the avoidance of doubt, no additional remuneration shall be payable to you in connection with your service on the Board or the termination thereof, other than may be set forth in the appointment letter.

(d)Outside Activities.  Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company or GW.  During your employment by the Company, except on behalf of the Company, GW or other Group Member, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company, GW or other Group Member (or is planning or preparing to compete with the Company, GW or other Group Member), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company, GW or any member of the Company Group; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

2.	Compensation and Benefits.

(a)Salary.  You will be paid a base salary at the rate of USD $669,500 per year, increased to $689,585 per year effective March 1, 2021 (the “Base Salary”), less applicable payroll deductions and withholdings.  Your Base Salary will be paid on the Company’s ordinary payroll cycle.  Your Base Salary may be reviewed annually and may increased in the discretion of the GW Remuneration Committee.

(b)Annual Bonus.  You will also be eligible to earn an annual discretionary bonus in the target amount of 70% of your Base Salary.  The amount of this bonus will be determined in the sole discretion of the GW Remuneration Committee and based on your performance and the performance of the Company during the calendar year,  as well as any other criteria the GW Remuneration Committee deems relevant.  No bonus shall be earned unless and until it has been approved by the GW Remuneration Committee.  The Company will pay you this bonus, if any, no later than March 15th following the calendar year to which the bonus relates.

(c)Employee Benefits.  As a regular full-time employee, you will be eligible to participate in the Company’s standard employee benefits offered to executive level employees (including without limitation, paid time off benefits), as in effect from time to time and subject to the terms and conditions of the benefit plans and applicable Company policies.  Notwithstanding the previous sentence, the Company shall entitle you to continue to participate (and shall bear the premiums related to such participation) in a life insurance scheme with cover of up to six times your Base Salary and not less than $2,700,000 and a long term disability insurance scheme with cover of not less than 75% of the Base Salary.  In addition to its standard expense reimbursement practices, the Company will pay for the cost of up to two business class flights per year for you, your wife and children to travel from the United States to the United Kingdom.  A full description of these benefits is available upon request.  The Company shall only be obliged to make any payment under any benefit scheme where it has received payment from the relevant benefit scheme provider for that purpose.  If a benefit scheme provider refuses to provide any benefit to you, whether based on its own interpretation of the terms and/or rules of the relevant benefit scheme or otherwise, the Company shall not be liable to provide you with any replacement benefit whatsoever or pay any compensation in lieu of such benefit.

(d)Equity Awards.  You have previously been granted certain equity awards covering GW ordinary shares or American Depositary Shares, the terms of which will continue to be governed in all respects by the governing long-term incentive plan documents and grant agreements, including the terms of the Company’s Change in Control and Severance Benefit Plan.  You will be eligible to receive additional equity awards in the future at the sole discretion of the GW Remuneration Committee.

3.Change in Control and Severance Benefits.  You will be eligible to participate in the Company’s Change in Control and Severance Benefit Plan, classified as Tier 1, subject to the terms and conditions of such plan and the terms of the participation agreement to be provided to you under such Plan containing benefits approved by the GW Remuneration Committee in the form attached as Exhibit A to this Agreement.

4.Directors’ Remuneration Policy.  You understand and agree that so long as you serve on the Board, your remuneration shall remain subject to the terms of the GW Directors’ Remuneration Policy, to the extent it is applicable and as it may be amended from time to time.

5.Confidential Information and Company Policies.

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

By signing this Agreement you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company.  You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use.  You also agree to honor all obligations to former employers during your employment with the Company.

6.At-Will Employment and Exempt Status.

Your employment with the Company will be “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice.  Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company upon approval by the GW Remuneration Committee.

As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation.

7.Conditions, Dispute Resolution, and Complete Agreement.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity.  The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.  To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.  You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator.  Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator.  The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law.  Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

This Agreement, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written (including without limitation, the Prior Agreements). Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this Agreement, require a written modification signed by an officer of the Company upon approval by the GW Remuneration Committee.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.  This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

***

Please sign and date this Agreement, and the enclosed Employee Confidential Information and Inventions Assignment Agreement, and return them to me by February 26, 2021, if you wish to accept continued employment at the Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Scott Giacobello
Scott Giacobello Chief Financial Officer GW Pharmaceuticals plc
Treasurer Greenwich Biosciences, Inc.
Understood and Accepted:

/s/ Justin Gover	25 February 2021
Justin Gover	Date

Email

Attachment: Employee Confidential Information and Inventions Assignment Agreement

Exhibit I

CIC Plan Participation Agreement